EXHIBIT 99.3

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING DECLARES DIVIDEND OF $0.04 PER SHARE

EL PASO, Texas – January 4, 2012 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors has approved a cash dividend of $0.04 per share of common stock for the first quarter of 2012. The dividend will be paid on February 13, 2012, to shareholders of record at the close of market on January 19, 2012.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “We are pleased to be able to announce a first quarter cash dividend payable to Western shareholders.  We have worked diligently to strengthen our balance sheet, reduce debt, and improve our financial flexibility and the Board’s approval of the dividend further underscores our commitment to maximizing shareholder value.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.